EXHIBIT 99.1

Immunomedics Appoints Richard L. Sherman to Board of Directors

MORRIS PLAINS, N.J., Aug. 20, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today announced that Richard L. Sherman, J.D., has been appointed to the Company's Board of Directors.

Mr. Sherman is Senior Vice President Strategic Transactions and General Counsel of TetraLogic Pharmaceuticals Corporation, a privately-held biopharmaceutical company developing novel small molecule SMAC mimetic drugs to treat cancer. Mr. Sherman also serves as a consultant to the law firm of Goodsill Anderson Quinn & Stifel. Prior to joining TetraLogic in 2012, Mr. Sherman provided consulting services to TetraLogic as Vice President, Strategic Partnering and Transactions at Malvern Consulting Group, Inc., an independent life sciences consulting firm focused on product development, including pre-clinical, clinical, regulatory, quality, manufacturing, and packaging. Mr. Sherman is also a principal in a private SBIC Investment fund, CIP Capital, L.P., and a venture partner in the SCP/Vitalife family of funds in suburban Philadelphia.

Previously, Mr. Sherman spent more than a decade as Deputy General Counsel of SmithKline Beckman Corporation (now GlaxoSmithKline). He was a partner in the law firm of Pepper Hamilton LLP, and was founder and managing officer of QED Technologies, Inc., a life science business consulting firm acquired by The Omnicom Group.

Mr. Sherman is currently a member of the Board of Directors of Functional Technologies Corp., a Vancouver-based publicly traded company, Hawaii Biotech, Inc., a privately-held biotechnology company focused on the research and development of vaccines for established and emerging infectious diseases, and Leversense LLC. He previously served on the Board of Directors of a number of companies, including Biophage, Inc., Functional Technologies, Inc., CytoMed, Inc., IBAH, Inc., Kenna Technologies, Inc., Mera Pharmaceuticals, Inc., and Sparta Pharmaceuticals. The Board of Directors will recommend the election of Mr. Sherman in the 2013 proxy, which is expected to be distributed at the end of October.

"Dick has nearly forty years of experience as a licensing executive, attorney, consultant, and venture capitalist in the biotechnology and pharmaceutical industries. We are delighted to have such an experienced and capable executive join us," remarked Dr. David M. Goldenberg, Chairman of the Board of Directors and founder of the Company.

"With the advancement of the solid tumor antibody-drug conjugate programs to phase II clinical trials and the continued progress of other development projects, this is a particularly exciting time for Immunomedics and I am pleased to be able to have the opportunity to make a contribution to the Company through membership on the Board," said Mr. Sherman.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, we are planning to launch a Phase III pivotal trial for clivatuzumab labeled with a radioisotope in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, labetuzumab-SN-38 (IMMU-130) and hRS7-SN-38 (IMMU-132). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 227 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com